AMENDMENT

to

COMPLIANCE CONSULTING Agreement

Between

FIRST WESTERN FUNDS Trust

and

Ultimus Fund Solutions, LLC

This Amendment revises the Compliance Consulting Agreement, dated April 11, 2016, (the “Agreement”) between First Western Funds Trust (the “Trust”), an Ohio business trust, and Ultimus Fund Solutions, LLC (“Ultimus”), an Ohio limited liability company (collectively the “Parties”).

The Parties agree to amend Sections 2, 5 and 11 of the Agreement effective July 1, 2018, to revise the terms of the Agreement as described below:

1.	Section 2 of the Agreement is deleted in its entirety and replaced with the following:

2.	COMPENSATION.

Ultimus shall receive $12,000 annually, per series, paid monthly, for the services to be provided under this Agreement. Such fee contemplates three series and will be renegotiated in good faith by the parties if the Trust authorizes additional series.

2.	Section 5 of the Agreement is deleted in its entirety and replaced with the following:

5.	TERMINATION OF THIS AGREEMENT.

This Agreement shall continue in effect for a term of 3 years from the effective date of this Amendment, unless terminated, without penalty, (i) by a majority of the Independent Trustees of the Trust at any time upon written notice to Ultimus, or (ii) by Ultimus upon ninety (90) days’ prior written notice to the Trust. Thereafter, unless otherwise terminated as provided herein, this Agreement shall be renewed automatically for successive one-year periods.

3.	Section 11 of the Agreement is deleted in its entirely and replaced with the following:

11.	NOTICES.

Any notice provided hereunder shall be sufficiently given when sent by registered or certified mail to the party required to be served with such notice, at the following address: if to the Trust, at 1900 Sixteenth Street, Suite 1200, Denver, Colorado 80202, Attn: John Sawyer; and if to Ultimus, at 225 Pictoria Drive, Suite 450, Cincinnati, Ohio 45246, Attn: Robert G. Dorsey; or at such other address as such party may from time to time specify in writing to the other party pursuant to this Section.

Except as set forth is this Amendment, the Agreement is unaffected and shall continue in full force and effect in accordance with its terms. If there is a conflict between this Amendment and the Agreement, the terms of this Amendment will prevail.

The parties duly executed this Amendment as of July 1, 2018.

First Western Funds Trust		Ultimus Fund Solutions, LLC

By:	/s/ John Sawyer	By:	/s/ Mark Seger
Name:	John Sawyer	Name:	Mark J. Seger
Title:	President	Title:	CEO

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